Exhibit 99.1

Contacts: West Marine, Inc.

Tom Moran, Senior Vice President and Chief Financial Officer

Deborah Ajeska, Assistant Vice President of Financial Planning & Analysis

(831) 761-4229

WEST MARINE REPORTS 2007 PRELIMINARY OPERATING

RESULTS AND 2008 EARNINGS GUIDANCE

WATSONVILLE, CA, March 26, 2008 - West Marine, Inc. (Nasdaq: WMAR) today released preliminary results for the fourth quarter and fiscal year ended December 29, 2007.

FISCAL YEAR 2007

Excluding the impact of certain events outlined below, West Marine’s adjusted pre-tax income for the fifty-two weeks ended December 29, 2007 was $6.9 million compared to $3.6 million last year.

Net loss (which includes the impact of the events listed below) for the fifty-two weeks ended December 29, 2007 was $50.2 million, or $2.31 per share, compared to a restated net loss of $7.7 million, or $0.36 per share, a year ago.

The previously-disclosed significant events that impacted fourth quarter and full year results for 2007 were:

•

An updated assessment of goodwill in the fourth quarter which resulted in a non-cash impairment charge of $56.9 million pre-tax, or $2.25 per share after-tax. The after-tax, per share equivalent of this impairment charge reflects the non-deductibility for tax purposes of certain goodwill components;

•	Continued cooperation with the previously-announced SEC investigation resulted in expenditures of $2.7 million pre-tax, or $0.08 per share after-tax;

•	The departure of our former chief executive officer resulted in related severance costs in the fourth quarter of $1.3 million pre-tax, or $0.04 per share after-tax; and

•	Management’s ongoing evaluation of individual store performance resulted in a non-cash asset impairment charge of $0.9 million pre-tax, or $0.02 per share after-tax.

An additional factor impacting comparison to prior year was:

•

Costs relating to West Marine’s store closure and restructuring in 2006 which affected both years. The previously-reported pre-tax expense impact was $14.5 million in 2006, or $0.46 per share, and there was an additional $0.6 million, or $0.02 per share, in 2007 as we adjusted store closure reserves to reflect revised market information.

Net sales for the fifty-two weeks ended December 29, 2007 were $679.5 million, compared to net sales of $716.6 million for the fifty-two weeks ended December 30, 2006. Comparable store sales for the fifty-two weeks ended December 29, 2007 decreased 1.9% compared to the same period a year ago.

Gross profit for the fifty-two weeks ended December 29, 2007 was $194.9 million, a decrease of $12.2 million compared to the same period last year. For fiscal year 2007, gross profit as a percentage of net sales was 28.7%, a decrease of 20 basis points compared to 28.9% last year. The decrease was driven by occupancy expense which deleveraged due to the year-over-year decline in sales.

Selling, general and administrative expense for the fifty-two weeks ended December 29, 2007 was $188.9 million, a decrease of $8.2 million compared to $197.1 million for the same period last year. The decrease was driven by the full year impact of the expense reductions associated with the 2006 store closure initiative, as well as other expense controls implemented in 2007, which were partially offset by expenses associated with the ongoing SEC investigation of $2.7 million and severance compensation paid to our former chief executive officer totaling $1.3 million. For fiscal year 2007, selling, general and administrative expense as a percentage of net sales was 27.8%, an increase of 30 basis points compared to 27.5% last year.

Geoff Eisenberg, Chief Executive Officer of West Marine, commented, “West Marine’s financial results for 2007 reflected a challenging year in our industry. Within this climate, we have focused on managing the business to weather this downturn and emerge as an even stronger company. We will continue to pursue initiatives and strategies that we expect to drive growth and profitability in the medium and long term.”

FOURTH QUARTER 2007

Net loss for the fourth quarter ended December 29, 2007 was $65.7 million, or $3.00 per share, including the impact of the significant events. This compares to a net loss of $12.8 million, or $0.60 per share for the fourth quarter last year, which reflected $9.4 million, or $0.30 per share in store closure and other restructuring charges. Comparable store sales decreased 3.0% for the thirteen weeks ended December 29, 2007. Net sales were $118.3 million, a decrease of 4.6% from net sales of $124.0 million for the same period a year ago. West Marine operated 372 stores during the fourth quarter of 2007, compared to 377 stores during the fourth quarter of 2006.

EARNINGS RESTATEMENT

As previously disclosed in our 8-K filing earlier this week, in the course of finalizing its financial results for 2007, management determined that West Marine was underaccrued in its reserves for estimated workers’ compensation claims. The company also performed a detailed review of other reserves and accounts, particularly those involving management estimates. As a result of this review, in addition to the workers’ compensation liability adjustment, the company also identified several other adjustments which individually were not material but, in the aggregate, required correction in the company’s previously issued 2007 quarterly and prior-period annual and quarterly financial statements. The 2006 results discussed in this release reflect the restatement.

The effect of the restatement on previously reported net income is as follows:

Net Income Effect (after tax)

	(dollars in thousands)
	2005	2006	39 Weeks Ended September 29, 2007
Previously Reported Net Income (Loss)	$(2,314)	$(7,099)	$14,148
Corrections to Previously Reported Net Income (Loss)	(708)	(580)	1,344

Restated Net Income (Loss)	$(3,022)	$(7,679)	$15,492

The impact on 2005 beginning Retained Earnings is a reduction of $2.4 million, reflecting the cumulative impact on net income for all prior years.

2008 EARNINGS GUIDANCE

For fiscal year 2008, West Marine currently estimates earnings ranging from $0.02 to $0.09 per share and a decrease in comparable store sales ranging from (5.0%) to (3.5%). Net sales are expected to range from $660.0 million to $670.0 million for fiscal year 2008. This earnings estimate does not reflect expense relating to the ongoing SEC investigation.

WEBCAST AND CONFERENCE CALL

As previously announced, West Marine will hold a conference call and webcast on Wednesday, March 26, 2008 at 8:30 AM Pacific Time to discuss fourth quarter and fiscal year 2007 results and 2008 earnings guidance. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and (706) 634-1083 for international calls. Please be prepared to give the conference ID number 40528261. The call leader is Geoff Eisenberg, West Marine’s President and Chief Executive Officer.

An audio replay of the call will be available March 26, 2008 at 11:30 AM Pacific Time through April 2, 2008 at 8:59 PM Pacific Time. The replay number is (800) 642-1687 in the U.S. and Canada and (706) 645-9291 for international calls. The access code is 405282611.

ABOUT WEST MARINE

West Marine, the country’s largest specialty retailer of boating supplies and accessories, has 370 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 80,000 products and the convenience of exchanging catalog and Internet purchases at our store locations. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s earnings expectations, as well as facts and assumptions underlying these expectations. In addition, the restated results presented in this release are preliminary and unaudited, and may change as the company finalizes its financial statements. The final restated results will be reflected in the company’s Form 10-K for the year ended December 29, 2007. Actual results may differ materially from the preliminary expectations expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors, including the finalization of the audit being conducted by West Marine’s independent registered public accounting firm, our ability to manage inventory and operating expenses, including legal and administrative costs related to our restatements of prior years’ earnings, and unseasonably cold weather or natural disasters, as well as the other factors set forth in West Marine’s Form 10-K for the fiscal year ended December 30, 2006, as updated in its Form 10-Q for the fiscal quarter ended September 29, 2007. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise

NON-GAAP FINANCIAL MEASURE

This press release includes adjusted pre-tax income for fiscal years 2007 and 2006, each of which is a non-GAAP financial measure. We have reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in an attachment included at the end of this release. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Preliminary and unaudited; in thousands, except share data)

	December 29, 2007	Restated December 30, 2006
ASSETS
Current assets:
Cash	$6,126	$6,223
Trade receivables, net	6,704	5,713
Merchandise inventories	248,317	253,103
Deferred income taxes	7,959	8,963
Other current assets	21,469	23,466

Total current assets	290,575	297,468
Property and equipment, net	67,521	70,593
Goodwill	0	56,905
Intangibles	192	230
Other assets	9,821	4,463

Total assets	$368,109	$429,659

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,122	$38,458
Accrued expenses	47,706	45,016

Total current liabilities	82,828	83,474
Long-term debt	52,338	69,027
Deferred items and other non-current liabilities	8,608	8,318

Total liabilities	143,774	160,819
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,917,077 shares issued and 21,893,474 shares outstanding at December 29, 2007, and 21,572,521 shares issued and 21,553,365 shares outstanding at December 30, 2006	22	22
Treasury stock	(348)	(282)
Additional paid-in capital	170,988	164,632
Accumulated other comprehensive income (loss)	(574)	(208)
Retained earnings	54,247	104,676

Total stockholders’ equity	224,335	268,840

Total liabilities and stockholders’ equity	$368,109	$429,659

West Marine, Inc.

Condensed Consolidated Statements of Operations

(Preliminary and unaudited; in thousands, except share data)

	13 Weeks Ended
	December 29, 2007		Restated December 30, 2006
Net sales	$118,284	100.0%	$124,027	100.0%
Cost of goods sold	94,369	79.8%	97,078	78.3%

Gross profit	23,915	20.2%	26,949	21.7%
Selling, general and administrative expense	46,518	39.3%	37,304	30.0%
Goodwill impairment	56,905	48.1%	0	0.0%
Store closures costs	558	0.5%	9,408	7.6%

Loss from operations	(80,066)	-67.7%	(19,763)	-15.9%
Interest expense	751	0.6%	1,126	0.9%

Loss before taxes	(80,817)	-68.3%	(20,889)	-16.8%
Income taxes	(15,136)	-12.8%	(8,067)	-6.5%

Net loss	$(65,681)	-55.5%	$(12,822)	-10.3%

Net loss per common and common equivalent share, basic and diluted	$(3.00)		$(0.60)
Weighted average common and common equivalent shares outstanding, basic and diluted	21,874		21,475

	52 Weeks Ended
	December 29, 2007		Restated December 30, 2006
Net sales	$679,549	100.0%	$716,644	100.0%
Cost of goods sold	484,610	71.3%	509,549	71.1%

Gross profit	194,939	28.7%	207,095	28.9%
Selling, general and administrative expense	188,934	27.8%	197,075	27.5%
Goodwill impairment	56,905	8.4%	0	0.0%
Store closures costs	558	0.1%	14,468	2.0%

Loss from operations	(51,458)	-7.6%	(4,448)	-0.6%
Interest expense	3,962	0.6%	6,406	0.9%

Loss before income taxes	(55,420)	-8.2%	(10,854)	-1.5%
Income taxes	(5,231)	-0.8%	(3,175)	-0.4%

Net loss	$(50,189)	-7.4%	$(7,679)	-1.1%

Net loss per common and common equivalent share, basic and diluted	$(2.31)		$(0.36)
Weighted average common and common equivalent shares outstanding, basic and diluted	21,764		21,326

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Preliminary and unaudited; in thousands)

	52 Weeks Ended
	December 29, 2007	Restated December 30, 2006
OPERATING ACTIVITIES:
Net loss	$(50,189)	$(7,679)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	19,736	21,795
Charges for unamortized portion of loan costs	0	0
Asset impairment charge	0	4,587
Impairment - long-lived assets	1,122	0
Impairment - goodwill	56,905	0
Stock-based compensation	1,951	1,542
Tax benefit from equity issuance	398	342
Excess tax benefit from stock-based compensation	(390)	(357)
Provision for (benefit from) deferred income taxes	(4,714)	(4,003)
Provision for doubtful accounts	185	489
Loss on asset disposals	460	539
Changes in assets and liabilities:
Accounts receivable	(1,176)	(77)
Merchandise inventories	4,786	22,170
Prepaid expenses and other current assets	1,997	6,026
Other assets	(858)	78
Accounts payable	(3,589)	790
Accrued expenses	2,690	7,303
Deferred items and other non-current liabilities	577	110

Net cash provided by (used in) operating activities	29,891	53,655

INVESTING ACTIVITIES:
Purchases of property and equipment	(17,837)	(15,010)
Proceeds from sale of property	207	30

Net cash used in investing activities	(17,630)	(14,980)

FINANCING ACTIVITIES:
Net repayments on line of credit	(16,689)	(47,973)
Payment of loan costs	0	(102)
Proceeds from sale of common stock pursuant to associate stock purchase plan	1,063	1,189
Treasury shares purchased	(66)	(282)
Proceeds from exercise of stock options	2,944	1,301
Excess tax benefit from stock-based compensation	390	357

Net cash used in financing activities	(12,358)	(45,510)

Net increase (decrease) in cash	(97)	(6,835)
CASH AT BEGINNING OF PERIOD	6,223	13,058

CASH AT END OF PERIOD	$6,126	$6,223

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Preliminary and unaudited; in thousands)

	52 Weeks Ended
	December 29, 2007	Restated December 30, 2006
ADJUSTED PRE-TAX INCOME:
Pre-tax loss	($55,420)	($10,854)
Goodwill impairment	56,905	—
Costs associated with SEC investigation	2,738	—
Severance-related expense for former CEO	1,254	—
Store and IT asset impairment	862	—
Store closure and other costs related to 2006 restructuring	558	14,468

Pre-tax income excluding significant events and additional store closure costs	$6,897	$3,614